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                                                                     Exhibit 3.2

                                                          STATE  OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                      FILED 09:00 AM  07/27/2001
                                                         010369735 - 2292230


                           CERTIFICATE OF AMENDMENT
                                    to the
                         CERTIFICATE OF INCORPORATION
                                      of
                               eDiets.com, Inc.

Pursuant to the Delaware General Corporation Law
------------------------------------------------

eDiets.com, Inc. hereby certifies that:

A. The name of the Corporation is eDiets.com, Inc. (the "Corporation"), and its original Certificate of Incorporation was fled with the Secretary of State of Delaware on March 24, 1992, under the name of Lida Inc.

B. The Certificate of Incorporation is hereby amended in order to increase the number of authorized common stock shares from 20,000.000 to 50,000,000. To accomplish the foregoing amendment, the first paragraph of the Fourth article is stricken in its entirety and the new paragraph below is substituted in lieu thereof as follows:

                "FOURTH: The aggregate number of shares which the Corporation has authority to issue is 51,000,000 shares, consisting of 50,000,000 shares of Common Stock, $.001 par value per share (the "Common Stock"), and 1,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock")."

C. The foregoing Amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has subscribed this document on the date set forth below and does hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by him and are true and correct.


                                    eDiets.com, Inc.


                                    By:  /s/ Robert Hamilton
                                         ----------------------------------
                                        Robert T. Hamilton
                                         Chief Financial Officer

Dated: July 24, 2001